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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE



Contacts:



Heidi Hutchinson                   Stacy Benede                            Heather Snavely
Senior PR Manager                  Director of Investor Relations          Senior Account Supervisor
FreeShop.com, Inc.                 FreeShop.com, Inc.                      Edelman Seattle
(206) 441-9100 x211                (206) 713-7625                          (206) 931-5498
heidih@freeshop.com                stacy.benedec@freeshop.com              heather.snavely@edelman.com



          FREESHOP.COM ANNOUNCES NEW CORPORATE IDENTITY AND DETAILS OF
                        TARGETED OFFER NETWORK STRATEGY



        SEATTLE, Oct. 16, 2000 FreeShop.com, Inc. (NASDAQ: FSHP) today announced a new corporate identity created to better reflect its expanding business, including its innovative targeted offer network strategy. Now known as Aptimus, Inc., which means "the most qualified and advantageous fit," the company also announced significant agreements with NBC Internet, Inc., About, Inc., and iVillage, Inc. to become members of The Aptimus Network.

        Aptimus provides a single-source online marketing solution that includes more than 75,000 specialized Web sites and email channels, as well as many of the Top 100 Web properties. The Aptimus Network presents consumers with relevant offers geared to their specific interests, enabling marketers to reach targeted audiences when they are most likely to respond. The network operates on a cost-per-action basis, such that marketers pay only when action is taken on their offers.

        "The Aptimus Network's diverse channels offer marketers unparalleled access to consumers wherever they are on the Internet," said Tim Choate, chairman and CEO of Aptimus. "I am confident that by expanding our successful model to other sites, we can deliver even more qualified customers to marketers, while providing consumers with the right offers at the right time."


        The Aptimus Network connects thousands of marketers and millions of consumers in an interactive environment. Offers are presented to consumers based on actions and behavior, so the offer-content matching is driven by consumer interests and inquiries--not profiling. This results in more precise and timely targeting, and increased response.



        "Aptimus represents the future of online direct marketing, and we are very excited to be one of Aptimus' first strategic Web site partners," said Will Lansing, CEO of NBC Internet. "Aptimus will help NBCi execute against our core business strategy of connecting our high quality user


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base to commerce opportunities from leading brands, helping to add an incremental revenue stream to our business."


        The name "Aptimus" is the abbreviation and combination of two Latin words, Aptus and Optimus. Aptus means "unusually fitted or qualified." Optimus means "good, excellent, most beneficial, most advantageous, most valid, and having the soundest basis." In combination, the word Aptimus means "the most qualified and advantageous fit." The name change represents the company's expanded reach and increased ability to target offers based on consumer interests. In the process, it differentiates between the FreeShop.com Web site, which remains a powerful platform for marketers, and The Aptimus Network, the umbrella under which the FreeShop.com site now operates.

        "This change will allow us to take the success of FreeShop.com to the next level," said Choate. "Through The Aptimus Network, we can give each client access to its optimal audience for response. This new offer network model leverages our many marketing channels to provide the most cost-effective, risk-free way for marketers to acquire customers online."

        Aptimus has signed agreements with more than 25 major partner sites to participate in The Aptimus Network. These agreements are designed to put the right offer in front of the right customer at the right time, and in the right context. For example, a consumer who enters "backpacking" into a search engine might see an accompanying offer from an Aptimus client for a free outdoor products catalog when their search results arrive. Or, a consumer registering for membership on a horticultural site might receive an offer for a free trial subscription to a gardening magazine. Aptimus works closely with its marketer clients and network partners to ensure that offers are matched to immediate consumer interests to maximize results.




ABOUT APTIMUS

        Aptimus is the most powerful online direct marketing network. We provide a single-source online marketing solution that enables marketers to reach targeted audiences with specific promotional offers throughout the Internet. With more than 75,000 specialized Web sites and email channels, as well as many of the top 100 Web properties, The Aptimus Network presents consumers with relevant offers geared to their immediate interests, allowing marketers to reach consumers with the right offers when they are most likely to respond. The Aptimus Network includes a wide range of partner sites such as NBC Internet, Inc., About, Inc., iVillage, Inc. and Aptimus-owned sites including FreeShop.com (www.freeshop.com), Desteo (www.desteo.com); CatalogSite (www.catalogsite.com), Free Magazine Shop (www.freeshopmagazines.com) and FreeShop Coupons and Deals (www.freeshopcoupons.com).

        Aptimus is headquartered in Seattle, and is publicly traded on NASDAQ under the symbol FSHP until the week of October 23, 2000, at which time the symbol will change to APTM. For more information, please visit www.aptimus.com.


        This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include comments


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regarding the ability and anticipated timing for the company to achieve profitability, the expected results or success of particular programs or undertakings and the future rate of growth of FreeShop.com. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company's operating results, the ability to compete successfully, the ability of the company to maintain current client relationships and attract new ones, and the ability to integrate acquired companies. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the "Risk Factors" described in the company's Annual Report on Form 10-K, dated March 31, 2000, and in other quarterly reports and filings on file with the SEC, which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.



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